UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007
CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
CRESCENT FINANCE COMPANY
(Exact name of registrant as specified in its charter)

Delaware Delaware	000-51912 000-51913	75-2531304 42-1536518
(State or other jurisdiction	(Commission	(IRS Employer
of organization)	File Number)	Identification No.)
777 Main Street, Suite 2100
Fort Worth, Texas 76102
(817) 321-2100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURE

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     In connection with the closing of the financial records of Crescent Real Estate Equities Company (the “Company”), and Crescent Real Estate Equities Limited Partnership (the “Operating Partnership”) for the fiscal year ended December 31, 2006, the management of the Company and Crescent Real Estate Equities, Ltd., the general partner of the Operating Partnership (the “General Partner”), in conjunction with their independent registered public accounting firm, Ernst & Young LLP, identified the accounting-related items discussed below that affect the Operating Partnership’s financial statements. In light of these accounting items, on February 28, 2007, the Audit Committee of the Board of Trust Managers of the Company, which is the sole shareholder of the General Partner, determined that readers should no longer rely on the Operating Partnership’s previously filed financial statements and other financial information for the fiscal years 2005, 2004, 2003, 2002 and 2001, and component fiscal quarters, as well as for the first, second and third quarters of fiscal year 2006. We will reflect all required restatements in our Annual Report on Form 10-K.
Anticipated Impact. Management anticipates that the cumulative impact of these restatements will result in an approximately $5.5 million decrease in “Net Income Available to Partners” for the years ending 1997 through 2005. We anticipate reflecting this impact as a cumulative adjustment to decrease Partners’ Capital as of December 31, 2003 by approximately $8.5 million and anticipate restating our “Net Income Available to Partners,” increasing the amounts by approximately $1.7 million and $1.3 million for the years ended December 31, 2005 and 2004, respectively.
Refundable Fees for Club Member Services. One of our golf clubs has a limited number of non-equity club members who are entitled to repayment of a portion of their dues up to a fixed amount per member upon surrender of their memberships. We are required to deposit a fixed percent of all dues collected from these members into a separate cash fund and then use this fund to make payments to members who choose to surrender their membership. Our obligation for payment for surrendered memberships is limited only to amounts deposited into the separate cash fund.
     In prior years, consistent with SFAS No. 5, Accounting for Contingencies, the liability associated with these memberships was based on the maximum amount at the balance sheet date that we could be required to pay upon surrender of a membership. As we are only obligated to make surrender payments to the extent cash is available in the separate cash fund, the liability recorded was equal to the cash fund balance. We have determined that the appropriate methodology associated with refundable fees for club member services is outlined in Staff Accounting Bulletin No. 104, Revenue Recognition, under which revenue related to refundable fees for services should not be recognized until the fee is fixed and determinable. For these memberships, member dues should not be recognized as revenue until the dues paid exceed the maximum refund amount available to the member. This results in a liability for these members at each balance sheet date equal to the maximum amount that could potentially be paid due to future membership surrenders without consideration of the amount of funds available in the separate cash account that will allow payments to be made. We anticipate the application of the guidance under SAB No. 104 will result in an approximately $5.3 million decrease in “Net Income Available to Partners” for the years ended December 31, 1997 through 2005. We anticipate reflecting this impact as a cumulative adjustment to decrease Partners’ Capital as of December 31, 2003 by approximately $4.6 million and anticipate restating our “Net Income Available to Partners”, decreasing amounts by approximately $0.2 million and $0.5 million for the years ended December 31, 2005 and 2004, respectively.
Classification of Club Membership Intangible Asset. At the time of acquisition of one of our golf clubs, a portion of the purchase price was recorded as a membership intangible asset related to the acquired right to sell a predetermined number of equity memberships in the club. Since acquisition of the club, we have amortized the membership intangible asset based upon the sale of those equity memberships. We have determined that the right to sell a predetermined number of equity club memberships does not meet the criteria established under SFAS No. 141, Business Combinations, for the recording of an intangible asset. We have determined that the membership intangible asset should instead be recorded as goodwill and therefore not be amortized but instead evaluated for impairment. We anticipate the cumulative impact of the restatement will result in an approximately $0.2 million decrease in “Net Income Available to Partners” for the years ended 1997 through 2005. We anticipate reflecting this impact as a cumulative adjustment to decrease Partners’ Capital as of December 31, 2003 by approximately $3.9 million and anticipate restating our “Net Income Available to Partners”, increasing the amounts by approximately $1.9 million and $1.8 million for the years ended December 31, 2005 and 2004, respectively.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
By:	Crescent Real Estate Equities, Ltd.,
its General Partner

Date: March 2, 2007	By:	/s/ David M. Dean
David M. Dean
Managing Director, Law and Secretary

CRESCENT FINANCE COMPANY
Date: March 2, 2007	By:	/s/ David M. Dean
David M. Dean
Managing Director, Law and Secretary